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                                                                  Exhibit 4(d)

                            CERTIFICATE OF AMENDMENT
                                BY SHAREHOLDERS
                      TO AMENDED ARTICLES OF INCORPORATION
                                       OF
                       THE REYNOLDS AND REYNOLDS COMPANY

  David R. Holmes, President, and Adam M. Lutynski, Secretary, of The Reynolds and Reynolds Company, an Ohio for profit corporation (the "Corporation"), do hereby certify that a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on February 11, 1993, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise 87.774% of the voting power of the corporation, the following resolutions to amend the amended articles were adopted:

  RESOLVED, that Article FOURTH, Section 1 of the Amended Articles of Incorporation of THE REYNOLDS AND REYNOLDS COMPANY (the "Corporation") be, and hereby is, amended to read as follows:

   The total number of shares of capital stock that the Corporation is authorized to issue is 150,000,000, divided into three classes as follows:

   (i) 60,000,000 Class A Common Shares, par value $0.625 per share (hereafter referred to as "Class A Common Shares");

   (ii) 30,000,000 Class B Common Shares, par value $0.03125 per share (hereafter referred to as "Class B Common Shares" and referred to collectively with the Class A Common Shares as "Common Shares"); and

   (iii) 60,000,000 Preferred Shares, no par value (hereafter referred to as "Preferred Shares").

  FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to take all action necessary to implement the foregoing resolution, including, without limitation, causing a Certificate of Amendment of Articles of Incorporation to be filed with the Ohio Secretary of State.

  IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the Corporation, have hereto subscribed their names this 25th day of February, 1993.

                                       By /s/ David R. Holmes
                                          --------------------------
                                          David R. Holmes
                                          President


                                       By /s/ Adam M. Lutynski
                                          --------------------------
                                          Adam M. Lutynski
                                          Secretary